PROSPECTUS
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AMERICAN ELECTRIC POWER COMPANY, INC.
DIVIDEND REINVESTMENT AND DIRECT STOCK PURCHASE PLAN

     American Electric Power Company, Inc. (the Company) offers participation in the Dividend Reinvestment and Direct Stock Purchase Plan (the Plan), effective July 1, 1997, which provides investors with a convenient and economical way to purchase shares of the Company's Common Stock, par value $6.50 per share (AEP Common Stock), and to reinvest cash dividends.

     Investors who are not already shareholders may become
Participants in the Plan by making an initial cash investment of at least $250, or by authorizing a minimum of ten (10) automatic monthly withdrawals of at least $25.

     Participants in the Plan may:

     -- Automatically reinvest cash dividends on all or less than all shares registered in their names and continue to receive cash dividends on the remaining shares.

     -- Receive cash dividends on all shares, including those held in the Plan.

     -- Invest by making voluntary cash payments at any time for as little as $25 up to a total of $150,000 per calendar year, whether or not any dividends are being reinvested. Voluntary cash payments will be invested as often as practicable, but at least weekly.

     -- Make automatic monthly investments by electronic funds transfer from their bank accounts.

     -- Establish an Individual Retirement Account (IRA) which invests in AEP Common Stock through the Plan.

     --   Deposit shares for safekeeping with First Chicago Trust
          Company of New York (the Agent).

     --   Transfer shares or make gifts of AEP Common Stock.

     The Plan amends and restates in its entirety the Company's
Dividend Reinvestment and Stock Purchase Plan (DRP).

     Shares of AEP Common Stock will be purchased under the Plan, at the option of the Company, from newly issued shares or on the open market.
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THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
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       The date of this Prospectus is June 25, 1997



NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE DESCRIBED ON THE COVER PAGE OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY WITHIN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION WITHIN SUCH JURISDICTION.

THE COMPANY IS SUBJECT TO THE INFORMATIONAL REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934 (THE 1934 ACT) AND IN ACCORDANCE THEREWITH FILES REPORTS AND OTHER INFORMATION WITH THE SECURITIES AND EXCHANGE COMMISSION (THE SEC). SUCH REPORTS AND OTHER INFORMATION MAY BE INSPECTED AND COPIED AT THE PUBLIC REFERENCE FACILITIES MAINTAINED BY THE SEC AT 450 FIFTH STREET, N.W., WASHINGTON, D.C., 20549; CITICORP CENTER, 500 WEST MADISON STREET, SUITE 1400, CHICAGO, ILLINOIS, 60661; AND 7 WORLD TRADE CENTER, 13TH FLOOR, NEW YORK, NEW YORK, 10048. COPIES OF SUCH MATERIAL MAY BE OBTAINED FROM THE PUBLIC REFERENCE SECTION OF THE SEC, 450 FIFTH STREET, N.W., WASHINGTON, D.C. 20549 AT PRESCRIBED RATES. THE SEC MAINTAINS A WEB SITE AT HTTP://WWW.SEC.GOV CONTAINING REPORTS, PROXY AND INFORMATION STATEMENTS AND OTHER INFORMATION REGARDING REGISTRANTS THAT FILE ELECTRONICALLY WITH THE SEC, INCLUDING THE COMPANY. AEP COMMON STOCK IS LISTED ON THE NEW YORK STOCK EXCHANGE, INC., WHERE REPORTS, INFORMATION STATEMENTS AND OTHER INFORMATION CONCERNING THE COMPANY MAY ALSO BE INSPECTED.

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               DOCUMENTS INCORPORATED BY REFERENCE

     The following documents filed by the Company with the SEC are incorporated in this Prospectus by reference:

     -- The Company's Annual Report on Form 10-K for the year ended December 31, 1996.

     -- The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.

     -- The Company's Current Reports on Form 8-K dated February 24, 1997 and April 1, 1997 and on Form 8-K/A dated April 1, 1997.

     -- The description of AEP Common Stock contained in its Registration Statement on Form 8-A, filed under Section 12 of the 1934 Act, as amended by Amendment No. 1 on Form 8, dated November 17, 1988, including any amendment or report filed for the purpose of updating such description.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Prospectus and prior to the termination of the offering made by this Prospectus shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

     THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A COPY OF THIS PROSPECTUS HAS BEEN DELIVERED, UPON THE WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS DESCRIBED ABOVE WHICH HAVE BEEN INCORPORATED BY REFERENCE IN THIS PROSPECTUS, OTHER THAN EXHIBITS TO SUCH DOCUMENTS. WRITTEN REQUESTS FOR COPIES OF SUCH DOCUMENTS SHOULD BE ADDRESSED TO MR. G.
C. DEAN, AMERICAN ELECTRIC POWER SERVICE CORPORATION, 1 RIVERSIDE PLAZA, COLUMBUS, OHIO 43215 (TELEPHONE NUMBER (614) 223-1000). THE INFORMATION RELATING TO THE COMPANY CONTAINED IN THIS PROSPECTUS DOES NOT PURPORT TO BE COMPREHENSIVE AND SHOULD BE READ TOGETHER WITH THE INFORMATION CONTAINED IN THE DOCUMENTS INCORPORATED BY REFERENCE.


THE COMPANY

The Company was incorporated under the laws of the State of New
York in 1906 and reorganized in 1925. Its principal executive office is located at 1 Riverside Plaza, Columbus, Ohio 43215 and its telephone number at that address is (614) 223-1000.

The Company is a public utility holding company which owns, directly or indirectly, all of the outstanding common stock of its operating electric utility subsidiaries. Substantially all of the Company's operating revenues are derived from the furnishing of electric service.


DESCRIPTION OF THE PLAN

The following is the Plan for investors, shareholders of the Company and employees of American Electric Power System companies, effective July 1, 1997.

Purpose

The purpose of the Plan is to provide Participants with a convenient and economical way to purchase shares of AEP Common Stock and to reinvest all or a portion of their cash dividends in additional shares of AEP Common Stock. To the extent such shares of AEP Common Stock are purchased from the Company, the Company will receive additional funds needed for the repayment of debt, for additional equity investments in the Company's subsidiaries and for other corporate purposes.

Advantages To Participants

     -- Investors who are not shareholders may enroll in the Plan by making an initial cash investment of at least $250, or by authorizing a minimum of 10 automatic withdrawals of at least $25 plus, in either case, an initial investment fee of $10.00.

     -- Participants may reinvest all or a portion of their cash dividends in AEP Common Stock.

     -- Participants may receive cash dividends electronically or by check on all or any shares of AEP Common Stock, including those held in the Plan.

     -- Participants may purchase additional shares of AEP Common Stock as often as weekly by making voluntary cash payments up to a maximum of $150,000 per calendar year. Voluntary investments may be made by check, money order, or automated deduction from a predesignated checking, savings or money market account.

     -- Employees may make initial purchases of AEP Common Stock without an initial investment fee. The minimum purchase for employees is $5.00.

     -- Participants pay no brokerage fees or expenses in connection with purchases of AEP Common Stock under the Plan.

     --   Participants may establish an IRA which invests in AEP
          Common Stock through the Plan.

     -- Full investment of funds is possible under the Plan because the Plan permits fractions of shares, as well as full shares, to be credited to the Participant's account.

     --   The Plan offers a share "safekeeping" service whereby
          Participants may deposit their AEP Common Stock certificates with the Agent and have their ownership of such AEP Common Stock maintained on the Agent's records as part of their Plan account.

     -- Participants may make transfers or gifts of AEP Common Stock at any time and at no charge to the Participant. When Participants transfer or give shares to another person, an account will be opened for the recipient and the recipient will enjoy full plan benefits.

     -- Quarterly statements are mailed to each Participant who reinvests dividends listing year-to-date transactions in the Participant's account. Transaction advices are mailed after voluntary cash payments unless included in a quarterly statement. Annual statements are mailed to all Plan Participants who had activity in the account during that year.

Administration

First Chicago Trust Company of New York, as Agent, administers the Plan for Participants, keeps records, sends statements of account to Participants and performs other duties relating to the Plan. The Agent purchases shares of AEP Common Stock, either on the open market or directly from the Company, as agent for Participants in the Plan and credits the shares to the accounts of the individual Participants. Shares held for the accounts of Participants are registered in the name of the Agent's nominee.

Eligibility

Any person or legal entity, residing in the United States, whether or not an AEP Common Stock shareholder of record, is eligible to participate in the Plan. Citizens or residents of a country other than the United States, its territories and possessions, are eligible to participate if such participation would not violate laws applicable to the Company or the Participant.

Beneficial owners of AEP Common Stock are owners whose shares are registered in names other than their own (for instance, in the name of a broker or bank nominee). In order to participate in the Plan, such beneficial owners must become shareholders of record by having shares transferred into their own names. Beneficial owners may direct their broker/dealers to register all or any number of whole shares through the Direct Registration System by conducting a "WT" (withdraw by transfer) "S" (statement transaction) for the number of shares to be transferred. Please contact the Agent for more specific information.

Enrollment Procedures

Shareholders of Record:

Shareholders of record who are currently Participants in the Company's DRP will be automatically enrolled in the Plan unless such shareholder instructs the Plan Administrator in writing to close the account or to alter the conditions of participation. Other shareholders of record may become Participants in the Plan by sending a completed Enrollment Authorization Form to the Administrator. The initial investment fee does not apply to shareholders of record.

Investors:

After receiving a copy of this Prospectus, investors may apply for enrollment in the Plan by completing all required sections of the Initial Investment Form and sending it to the Agent. The Initial Investment Form must be accompanied by either an Authorization Form for Automatic Deductions of at least $25 per month for a minimum of 10 months, or an initial cash payment in the form of a check or money order made payable (in U.S. dollars) to First Chicago-AEP. The minimum amount for an initial cash investment is $250 and the amount cannot exceed $150,000 in a calendar year. A $10 initial investment fee will be deducted from the initial investment payment. Do not send cash or third party checks. No interest will be paid on investment amounts held by the Agent pending the purchase of shares.

If the Plan account will be in more than one name, all potential
Participants must sign the Initial Investment Form. The Agent reserves the right to limit or combine Plan accounts with identical taxpayer identification numbers and legal registrations.

Employees:

Full or part-time employees of the Company or any of its subsidiaries may apply for enrollment in the Plan by returning a completed Employee Enrollment Form which is available from the Security Owner Relations office at 1 Riverside Plaza, Columbus, Ohio 43215. No enrollment fees will be charged to employees. See also "Employee Participation" on page 15.

Enrollment Authorization Form:

Three options are shown on the Enrollment Authorization Form. The Participant must place an "X" in the appropriate box to indicate the investment intent. Options are (1) full reinvestment of dividends, (2) partial reinvestment of dividends (whereby the number of shares to receive cash dividends is indicated, and the dividends on all remaining shares are reinvested), and (3) voluntary cash payments only (no reinvested dividends). Under each of these options, the Participant may make voluntary cash payments at any time. The Participant may change reinvestment levels from time to time by submitting a revised Enrollment Authorization Form to the Agent.

Reinvestment of Dividends

Participants may elect full reinvestment, partial reinvestment and partial cash, or full cash payment of all dividends by completing the Enrollment Authorization Form as described above. If the Participant chooses partial reinvestment, the Participant needs to designate on the Enrollment Authorization Form the number of whole shares to receive cash dividends. Dividends paid on all of the Participant's other shares in the Plan will be reinvested.

Once a Participant elects full reinvestment, cash dividends paid on all AEP Common Stock registered in the Participant's name and/or held in the Participant's Plan account will be reinvested in additional shares of AEP Common Stock on the dividend payment date (Dividend Payment Investment Date). If the Participant has specified partial reinvestment, that portion of such dividend payment not reinvested will be sent to the Participant by check in the usual manner or directly deposited, if the Participant has elected the direct deposit option (see "Direct Deposit of Dividends Not Reinvested" below).

Direct Deposit of Dividends Not Reinvested. Through the Plan's direct deposit feature, Participants may elect to have any cash dividends not reinvested under the Plan paid by electronic funds transfer to the Participant's predesignated bank account. To receive such dividends by direct deposit, Participants must first complete and sign the Direct Deposit Authorization Form and return the form to the Agent. This form is not part of the Enrollment Authorization Form and must be specifically requested from the Agent.

Forms will be processed and will become effective promptly. Participants may change the designated account for direct deposit or discontinue this feature by written instruction to the Agent.
If the Participant transfers shares or otherwise establishes a new account, a new Direct Deposit Authorization Form must be completed. If the Participant closes or changes a bank account number, a new Direct Deposit Authorization Form must be completed.

Initial Investments and Voluntary Cash Payments

Participants may make investments by personal check, money order, or automatic deduction from a predesignated account. Voluntary cash payments must be a minimum of $25 and may not exceed $150,000 per calendar year. There is no obligation to make a voluntary cash payment at any time, and the amount of such payments may vary.

Investment Dates for Initial Investments and Voluntary Cash
Payments:

Initial investments and voluntary cash payments received by the Agent will be invested as soon as practicable; but in any event, such investments will be invested not later than five business days after they are received by the Agent (Voluntary Cash Investment
Date). In order to be entitled to the next dividend to be paid, such investments must be received by the Voluntary Cash Investment Date which is prior to the ex-dividend date. The ex-dividend date is currently three business days prior to, and including, the record date, which record date historically has been on or about the 10th of February, May, August and November.

NO INTEREST WILL BE PAID ON AMOUNTS HELD BY THE AGENT PENDING
INVESTMENT.

Upon a Participant's written or telephone request received by the Agent no later than two business days prior to the Voluntary Cash Investment Date, a cash payment not already invested under the Plan will be cancelled or returned to the Participant, as appropriate. However, no refund of a check or money order will be made until the funds have been actually received and collected by the Agent. Accordingly, such refunds may be delayed.

Methods of Payments:

Check or Money Order. Voluntary cash payments may be made by check or money order payable in U.S. dollars to "First Chicago-AEP." Voluntary cash payments must be sent to the Agent together with the Transaction Form attached to each quarterly account statement or the transaction advice sent to Participants or with a letter indicating the account number and Company Code (116). Participants should also indicate the Plan account number on their check or money order. Additional Transaction Forms are available upon request from the Agent.

For initial cash investments, see "Enrollment Procedures -
Investors" on page 5.

Automatic Deduction from an Account. Participants may make automatic investments of a specified amount (up to $150,000 per calendar year) through an Automated Clearing House (ACH) withdrawal from a predesignated account at a U.S. bank or financial institution. To initiate automatic deductions, the Participant must complete and sign an Authorization Form for Automatic Deductions and return it to the Agent together with a voided blank check or savings account deposit slip for the account from which funds are to be drawn. Forms will be processed and will become effective as promptly as practicable; however, Participants should allow four to six weeks for their first investment to be initiated. Once automatic deductions are initiated, funds will be drawn from the Participant's account on either the 1st or 15th of each month, or both (as chosen by the Participant), or the next business day if either the 1st or the 15th is not a business day, and will normally be invested within five business days.

Participants may change or terminate automatic deductions by completing and submitting to the Agent a new Authorization Form for Automatic Deductions. When a Participant transfers shares or otherwise establishes a new account, an Authorization Form must be completed unique to that account. If the Participant closes or changes a bank account number, a new Authorization Form must be completed. To be effective with respect to a particular Voluntary Cash Investment Date, however, the new Authorization Form for Automatic Deductions must be received by the Agent at least six business days preceding the date the funds will be withdrawn.

Source and Price of Shares

If shares are purchased for the Plan on the open market, the Agent may, at its sole discretion, begin purchasing shares no earlier than three business days prior to any Investment Date and complete purchasing shares no later than 30 days after such date except where beginning at an earlier date is permissible, or where completion at a later date is necessary or advisable, under applicable federal regulatory and securities laws. The Agent will use its best efforts to cause all funds received by it to be applied to the purchase of shares within the above discussed time period. If such shares are purchased directly from the Company, such purchase shall take place on the Investment Date.

For an open market purchase, the purchase price for the AEP Common Stock will be the average price, excluding brokers' commissions, paid by the Agent for all such shares purchased on the open market with respect to the Investment Date.

The price of shares of AEP Common Stock purchased directly from the Company will be the average of the daily high and low sales prices of AEP Common Stock (as published in The Wall Street Journal report of New York Stock Exchange Composite Transactions) for the period of five trading days ending on the Investment Date.

If both open market purchases and purchases directly from the Company are made with respect to any Investment Date, the price of the shares purchased will be the weighted average of both such prices.

The amount of the investment divided by the price per share will determine the number of shares credited to the Participant's account. All fractional shares are rounded to three decimal places.


Cost to Participants

An initial investment fee of $10 will be charged to all non-shareholders (except Company employees) who elect to participate in the Plan. Brokerage commissions and other expenses for shares purchased on the open market will be paid by the Company. These commissions will be considered as additional income to Participants for tax purposes and will be reported on year-end tax statements. There are no brokerage fees for shares purchased directly from the Company. The Participant does pay a service fee and brokerage commissions ($5.00 and approximately 12 cents a share) on shares that are sold through the Plan at the Participant's request.


INDIVIDUAL RETIREMENT ACCOUNT

Individuals may establish an IRA which invests in AEP Common Stock through the Plan by either (i) returning a completed IRA Enrollment Form and making an initial investment to the IRA of at least $250 or (ii) transferring funds having a fair market value of $250 on the enrollment date, from an existing IRA account, and by completing an IRA Enrollment Form and an IRA Transfer Form. These forms and a disclosure statement are available from the Agent. An annual fee of $35 will be charged by the Agent.


ACCOUNT MANAGEMENT

Once a Plan account is established, a Participant has several other options available to manage the account, including transfers, sales and certificate issuance. These options are detailed below.

Gift/Transfer of Shares

If a Participant wishes to transfer the ownership of all or part of the Participant's shares held under the Plan to a Plan account for another person, whether by gift, private sale or otherwise, the Participant may effect such transfer by mailing a properly completed Gift/Transfer Form, or an executed stock power, to the Agent. There is no initial investment fee charged to the recipient. Transfers of less than all of the Participant's shares must be made in whole share amounts. Requests for transfer are subject to the same requirements as the transfer of AEP Common Stock certificates, including the requirement of a medallion signature guarantee on the stock power or Gift/Transfer Form. Gift/Transfer Forms and Stock Power Forms are available upon request from the Agent. Share Transfer Forms are also attached to Plan statements and transaction advices.

Shares so transferred will continue to be held by the Agent under the Plan. An account will be opened in the name of the recipient, if he or she is not already a Participant, and such recipient will automatically be enrolled in the Plan. If the recipient is not already a registered shareholder or a Participant, the account will be enrolled under the full reinvestment option unless the donor specifies differently. The recipient may change the reinvestment election after the gift has been made as described under "Reinvestment of Dividends" above.

If a transfer involving all shares in a Participant's account is received after a record date but before the related dividend payment date, the transfer will be processed when received, and a cash dividend will be paid to the Participant. The Participant may return the dividend check as a voluntary cash payment.

The recipient will receive a statement showing the deposit of shares. Upon the Participant's request, the Agent will also send a non-negotiable gift certificate free of charge.

Direct Registration System/Broker-Dealer Accounts

AEP shareholders can add their broker/dealer account numbers to their book-entry accounts being maintained by First Chicago Trust for the electronic transfer of shares. The Agent (1-800-328-6955) will provide an Authorization to Provide Broker/Dealer Information Form. The Authorization, properly completed with the broker/dealer name, Depository Participant number and bank/broker account number, should be signed by all shareholders named in the registration on the account and returned to the Agent. The signature(s) on the Authorization should be guaranteed by the broker/dealer with a Medallion Guarantee.

Once the broker/dealer account number is added to the account, the shareholder may call or write the Agent and instruct them to deliver a specified number of whole shares to the account specified at the broker/dealer. Following a transfer, the Agent will provide the Participant with a statement confirming the movement of shares to the bank/broker and the share balance on the records of the Agent.

Sale of Shares

Participants may request the Agent to sell any number of whole shares held in their Plan accounts by completing the information on the bottom portion of their statement or by giving detailed written instructions to the Agent. Alternatively, the Participant may call 1-800-935-9330. This is an automated phone response system established by the Agent. The Agent will initiate the sale as soon as practicable after receiving the notification. Sales will be made for the Participant's account on the open market through a securities broker designated by the Agent. The Participant will receive the proceeds, less applicable service fee and brokerage commissions ($5.00 and approximately 12 cents per share). Proceeds of shares sold through the Plan will be paid to the Participant by check.

If instructions for the sale of all shares are received on or after an ex-dividend date, as set by the NYSE, but before the related dividend payment date, the sale will be processed as described above and a separate check for the dividend will be mailed following the dividend payment date. A request to sell all shares held in a Participant's account will be treated as a withdrawal from the Plan. See "Closing a Plan Account" below.

Certificates for Shares

Shares purchased and held under the Plan will be held in safekeeping by the Agent in its name or the name of its nominee. The number of shares (including fractional shares) upon which dividends are reinvested held for each Participant will be shown on each quarterly statement of account. Participants may obtain a new certificate for all or some of the whole shares of AEP Common Stock held in their Plan accounts by completing the information on the bottom portion of their statement or upon telephone or written request to the Agent. Any remaining whole or fractional shares will continue to be held by the Agent. Withdrawal of shares in the form of a certificate in no way affects dividend reinvestment on those shares (see "Reinvestment of Dividends" above). When issued, certificates for shares will be registered in the name in which the Plan account is maintained.

Except as described in "Gift/Transfer of Shares" above, shares of AEP Common Stock held by the Agent for a Participant's Plan account may not be pledged or assigned. A Participant who wishes to pledge or assign any such shares must request that a certificate for such shares be issued in the Participant's name.

Share Safekeeping

At the time of enrollment in the Plan, or at any later time, Participants may use the Plan's share safekeeping service to deposit any AEP Common Stock certificates in their possession with the Agent. Shares deposited will be transferred into the name of the Agent or its nominee and credited to the Participant's account under the Plan. Thereafter, such shares will be treated in the same manner as shares purchased through the Plan. If a certificate issuance is later requested, a new, differently numbered certificate will be issued.

By using the Plan's share safekeeping service, Participants no longer bear the risk associated with loss, theft or destruction of AEP Common Stock certificates. Also, because shares deposited with the Agent are treated in the same manner as shares purchased through the Plan, they may be transferred or sold through the Plan in a convenient and efficient manner (see "Closing a Plan Account" below and "Sale of Shares" and "Gift/Transfer of Shares" above). There is no charge for this custodial service.

Participants who wish to deposit their AEP Common Stock certificates with the Agent must mail their request and their certificates to the Agent. The certificates should not be endorsed. To insure against loss resulting from mailing certificates, the Agent will provide mail insurance free of charge. To be eligible for certificate mailing insurance, an individual investor must observe the following guidelines. Certificates must be mailed in brown, pre-addressed return envelopes supplied by the Agent. Certificates mailed to the Agent will be insured for up to $25,000 current market value provided they are mailed first class. Participants should contact the Agent for information about sending certificates having a current market value in excess of $25,000. Individual investors must notify the Agent of any lost certificate claim within thirty (30) calendar days of the date the certificates were mailed. To submit a claim, an individual investor must be a Participant in the Plan or current holder of record of shares of AEP Common Stock. In the latter case, the claimant must enroll in the Plan at the time the insurance claim is processed. The maximum insurance protection provided is $25,000 and coverage is available only when the certificate(s) are sent to the Agent in accordance with the guidelines described above.

Insurance covers the replacement of shares of AEP Common Stock, but in no way protects against any loss resulting from fluctuations in the value of such shares from the time the individual mails the certificates until such time as replacement can be effected.

If the Participant does not use the brown pre-addressed envelope provided by the Agent, certificates mailed should be insured for possible mail loss for 2% of the market value (minimum of $20.00); this represents the Participant's replacement cost if the certificates are lost in transit to the Agent.

Closing a Plan Account

A Participant may close an account in the Plan at any time by completing the information on the bottom portion of the Plan statement or transaction advice or by giving telephone or written instructions to the Agent. Upon withdrawal from the Plan, a certificate for the whole shares held in the Plan for the Participant will be issued. Participants closing a Plan account will receive a check for the cash value of any fractional share. Alternatively, a Participant may specify in the withdrawal notice that all or a portion of whole shares be sold. The Agent will make the sale as soon as practicable after receipt of the withdrawal notice, and the Participant will receive a check for the proceeds, less a service fee and any applicable brokerage commissions.

If notice of withdrawal is received on or after an ex-dividend date but before the related dividend payment date, the withdrawal will be processed as described above and a separate check for the dividend will be mailed following the dividend payment date.

No voluntary cash payments may be made after participation in the Plan has been terminated. In order to initiate participation, the former Participant must re-enroll.

If a Participant disposes of all certificated shares of AEP Common Stock, the dividends on the shares credited to the Participant's Plan account, which are registered in the name of the Agent's nominee, will continue to be distributed as elected on the Enrollment Authorization Form until the Agent is notified that the Participant wishes to withdraw from the Plan.

Reports to Participants

Each Participant will receive a quarterly statement showing the amount invested, purchase price, the number of shares purchased, deposited, sold, transferred or withdrawn, total shares accumulated and other year-to-date information. The quarterly statement will indicate the shares held by the Agent for the Participant and other shares registered in the Participant's name upon which dividends are reinvested. Each Participant is responsible for retaining these statements in order to establish the cost basis of shares purchased under the Plan for tax purposes. Duplicate statements for open accounts will be available from the Agent. However, charges may be assessed for statements for closed accounts.

Each Participant will be sent the same communications sent to all other registered holders of shares of AEP Common Stock, including the Company's annual report to shareholders, a notice of the annual meeting and accompanying proxy statement. In addition, each Participant will receive an Internal Revenue Service information return for reporting dividend income received and/or shares sold, if so required.

All notices, statements and reports from the Agent to a Participant will be addressed to the Participant at the latest address of record with the Agent. Therefore, Participants must promptly notify the Agent of any change of address. Failure to do so may result in escheatment of the account to the state of the last known address of the Participant, in accordance with applicable state laws.


FEDERAL INCOME TAX INFORMATION

The Company believes the following is an accurate summary of the tax consequences of participation in the Plan as of the date of this Prospectus. This summary may not reflect every possible situation that could result from participation in the Plan, and, therefore, Participants in the Plan are advised to consult their own tax advisor with respect to the tax consequences (including federal, state, local and other tax laws and U.S. tax withholding laws) applicable to their particular situation.

Taxable Income and Tax Basis

Reinvested Dividends. In the case of reinvested dividends, when the Agent acquires shares for a Participant's account directly from the Company, the Participant must include in gross income a dividend equal to the number of shares purchased with the Participant's reinvested dividends multiplied by the fair market value of AEP Common Stock on the relevant dividend payment date. The fair market value is based on 100% of the average of the high and low market prices on the dividend payment date. The Participant's tax basis in those shares will also equal the fair market value of the shares on the relevant dividend payment date.

Alternatively, when the Agent purchases AEP Common Stock for a Participant's account on the open market with reinvested dividends, a Participant must include in gross income an amount equal to the cash dividends reinvested plus that portion of any brokerage commissions paid by the Company which are attributable to the purchase of the Participant's shares. The Participant's tax basis in Plan shares will be equal to the purchase price plus allocable brokerage commissions.

Voluntary Cash Payments. In the case of the shares purchased on the open market with voluntary cash payments, shareholders will be in receipt of a dividend to be included in gross income to the extent of any brokerage commissions paid by the Company. The Participant's tax basis in the shares acquired with voluntary cash payments will be the cost of the shares to the Agent plus an allocable share of any brokerage commissions paid by the Company. The initial investment fee may be deductible by Participants who itemize deductions, subject to limitations provided under the Internal Revenue Code.

The above rules are based on an Internal Revenue Service (IRS) ruling the Company obtained with respect to the Plan. These rules may not be applicable to certain Participants in the Plan, such as tax-exempt entities (e.g., IRA accounts and pension funds) and foreign shareholders. These particular Participants should consult their own tax advisors concerning the tax consequences applicable to their situation.

Gain/Loss Recognition. A Participant will not realize any taxable income when a certificate is received for whole shares credited to the account, either upon request for such certificates or upon withdrawal from or termination of the Plan. However, a gain or loss will be recognized by the Participant when whole shares acquired under the Plan are sold or exchanged - either by the Agent at the Participant's request when withdrawing from the Plan or by the Participant's own action after withdrawal from or termination of the Plan. The Participant also will recognize gain or loss when receiving a cash payment for a fractional share credited to the account upon withdrawal from or termination of the Plan. The amount of the gain or loss will be the difference between the amount of cash received for the shares or fractional shares and the tax basis of those shares.

Information Returns

Each Participant will receive a Form 1099-DIV at the end of each year, or shortly thereafter, which provides the amount of dividend income that is reportable to the IRS, including, where applicable, an amount for brokerage commissions paid on the Participant's behalf, and an adjustment to reflect the difference between fair market value price and purchase price with respect to shares purchased from the Company with reinvested dividends.

A Form 1099-B will be provided to Participants who sold shares through the Plan.

A copy of each information return is also furnished to the IRS.

Withholding Provisions

Federal law requires the Agent to withhold an amount (currently 31%) from the amount of dividends and the proceeds of any sale of shares for a Participant if: (i) that Participant fails to certify to the Agent that the Participant is not subject to backup withholding, (ii) that Participant fails to certify that the taxpayer identification number provided is correct or (iii) the IRS notifies the Company that the Participant is subject to backup withholding. The withheld amounts will be deducted from the amount of dividends and the remaining amount will be reinvested. The withheld amounts also will be deducted from the proceeds of any sale of shares and the remaining amount will be sent to the Participant.

In the case of those foreign shareholders whose dividends are subject to United States income tax withholding, the amount of tax to be withheld will be deducted from the amount of dividends and the remaining amount of dividends will be reinvested. In the case of those foreign shareholders whose sale proceeds are subject to withholding, the amount of tax to be withheld will be deducted from the proceeds of the sale of shares.


EMPLOYEE PARTICIPATION

Rights of Employees Under the Plan. Employees have the same rights under the Plan, and are governed by the same terms and limitations, as shareholders of the Company, except that employees (i) may enroll in the Plan to purchase shares with voluntary cash payments without paying an enrollment fee and (ii) may arrange with their employers to make such voluntary cash payments through regular payroll deductions. Voluntary cash payments by employees, including payroll deductions, have a minimum investment of $5.00 and may not exceed $150,000 per calendar year.

Enrollment. An employee may enroll in the Plan at any time to purchase shares of AEP Common Stock with voluntary cash payments by completing an Employee Enrollment Card and returning it to the appropriate Human Resources Department. Employee Enrollment Cards and withholding authorization forms may be obtained from the Human Resources Department or administrator of the employee's company or by request to the Shareholder Relations Department, American Electric Power Service Corporation, 1 Riverside Plaza, Columbus, Ohio 43215. If an employee elects to make voluntary cash payments directly to the Agent and does not authorize payroll deductions, the Enrollment Card must be accompanied by a check or money order for the initial payment.

Employees who, as record holders of AEP Common Stock, are already participating in the Plan do not need to complete an Employee Enrollment Card; however, they must complete a withholding authorization form if they wish to make voluntary cash payments through payroll deductions. Any employee who is or becomes a holder of record of AEP Common Stock may obtain from the Agent and execute a shareholder Enrollment Authorization Form in order to provide for the reinvestment of cash dividends on those shares.

Payroll Deductions. An employee may authorize the deduction of a specified whole dollar amount from each month's pay. The minimum monthly deduction is $5. Once authorized, payroll deductions will continue until changed or terminated by the employee.

An employee may change the amount of a payroll deduction or terminate payroll deductions by giving written notice to the employer's Human Resources Department or administrator. Employees should allow at least 15 days' processing time prior to the end of the pay period in which the deduction is made for any change or termination to become effective. Employees may terminate payroll deductions without withdrawing from the Plan and continue to invest by making voluntary cash payments directly to the Agent.

Withdrawal From the Plan. In order to withdraw from the Plan, Employee-Participants must notify the Agent by telephone or in writing of their intent to withdraw, and employees making voluntary cash payments through payroll deductions must also notify their employer of such intent to withdraw.

If an Employee-Participant ceases to be employed by an American Electric Power System company, the Agent will continue dividend distribution as elected for the account on the shares credited to the Participant's Plan account until the Participant withdraws from the Plan. Participation in the Plan may continue as long as there are shares credited to the Participant's Plan account or registered in the Participant's name.


OTHER INFORMATION

Stock Split, Stock Dividend or Rights Offering. Any stock dividends or split shares of AEP Common Stock distributed by the Company on shares held by the Agent for a Participant's
Plan account or held by the Participants in the form of stock certificates will be added to the Participant's account.

In the event of a rights offering, the Participant will receive rights based upon the total number of whole shares owned, that is, the total number of shares registered in the Participant's name and the total number of whole shares held in the Participant's Plan account.

Preemptive Rights. Holders of AEP Common Stock have the right to purchase a pro rata number of any newly issued shares offered by the Company for cash, at a price not less favorable than the price at which such shares are offered for sale to others, but this right does not apply to a public offering, direct or through underwriters, or to an offering approved by holders of a majority of the outstanding shares of AEP Common Stock. At the 1994 annual meeting of the Company's shareholders, the shareholders approved the issuance and sale of new shares of AEP Common Stock for Participants in the Plan without limitations on, among other things, the maximum dollar amount of voluntary cash payments which may be made by Plan Participants, subject to the terms of the Plan.

Voting of Plan Shares. For each meeting of shareholders, a Participant will receive a proxy for the total number of whole shares held -- both the shares registered in the Participant's name directly and those credited to the Participant's Plan account. Fractions of shares will not be voted. If the proxy is not returned, or if it is returned unsigned, none of the shares will be voted unless the Participant votes in person.

Limitation of Liability. Neither the Company nor the Agent (nor any of their respective agents, representatives, employees, officers, directors or subcontractors) will be liable in administering the Plan for any act done in good faith or for any good faith omission to act, including, without limitation, any claim of liability arising from failure to terminate a Participant's account upon such Participant's death, or with respect to the prices or times at which shares are purchased or sold for Participants. The foregoing does not represent a waiver of any rights a Participant may have under applicable securities laws.

NEITHER THE COMPANY NOR THE AGENT CAN ASSURE A PROFIT OR PROTECT
AGAINST A LOSS ON SHARES PURCHASED UNDER THE PLAN.

Change or Termination of Plan

The Company reserves the right to modify the Plan (consistent with any applicable shareholder resolutions and subject to any requisite authorization or approval by regulatory agencies having jurisdiction), or to suspend or terminate the Plan, at any time. All Participants will be sent notice of any such action. Any such modification, suspension or termination will not, of course, affect previously executed transactions. The Company also reserves the right to adopt, and from time to time to change, such administrative rules and regulations (not inconsistent in substance with the basic provisions of the Plan then in effect) as it deems desirable or appropriate for the administration of the Plan. The Agent reserves the right to resign at any time upon reasonable written notice to the Company.


USE OF PROCEEDS

The Company has no basis for estimating precisely either the number of shares of AEP Common Stock that ultimately may be sold pursuant to the Plan, or the prices at which such shares will be sold. However, the Company proposes to use the net proceeds from the sale of shares of AEP Common Stock by the Company pursuant to the Plan, when and as received, to pay at maturity unsecured debt of the Company outstanding at the time, to make, subject to the receipt of any necessary authorizations from regulatory agencies, additional investments in AEP Common Stock equities of subsidiaries of the Company, and for other corporate purposes.


EXPERTS

The financial statements and the related financial statement schedule incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1996 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon such reports of such firm given upon their authority as experts in accounting and auditing.


INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Article 7, Sections 721-725 of the New York Business Corporation Law and the Company's By-Laws provide for indemnification of the Company's directors and officers in a variety of circumstances, which may include liabilities under the Securities Act of 1933 (the 1933 Act). In addition, the Company has purchased insurance, as permitted by Section 726 of the same New York statute, on behalf of directors, officers, employees or agents, which may cover liabilities under the 1933 Act.

Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the 1933 Act and is therefore unenforceable.

             FOR ASSISTANCE CONCERNING THE PLAN ...

Correspondence concerning the Plan:

     First Chicago Trust Company of New York
     AEP Dividend Reinvestment Plan
     P. O. Box 2521
     Jersey City, New Jersey  07303-2521

Voluntary cash investments of checks or money orders should be mailed to:

     First Chicago Trust Company of New York
     Dividend Reinvestment Plans
     P. O. Box 13531
     Newark, New Jersey  07188-0001

Indicate American Electric Power Company, Inc. and account number if applicable, in all correspondence.

Telephone:

First Chicago Trust Company of New York: 1-800-328-6955. An automated phone system is available 24 hours a day, 7 days a week. Customer service representatives are available from 8:30 a.m. to 7:00 p.m. Eastern time each business day.

Non-shareholder requests for information about the Plan:
1-800-955-4740, 24 hours a day.

Sale of Plan shares and issuance of stock certificates:
1-800-935-9330. This is an automated phone system available from 8:00 a.m. to 10:00 p.m. Eastern time on business days and 8:00 a.m. to 10:00 p.m. Eastern time on Saturdays and most holidays.

TDD: 1-201-222-4955 Telecommunications Device for the hearing impaired.

Foreign Language Translation Service for more than 140 foreign languages is available.

Internet: Messages forwarded on the Internet will be responded to within one business day. The First Chicago Trust Internet address is "http://www.fctc.com". The Company's Internet address is
"http://www.aep.com".

E-Mail:  First Chicago Trust's E-mail address is
"fctc@em.fcnbd.com".

If you wish to contact the Company directly, you may write to:

     American Electric Power Company, Inc.
     Shareholder Relations Department
     1 Riverside Plaza
     Columbus, Ohio  43215
     The telephone number is 1-800-AEPCOMP (1-800-237-2667).

    THIS PROSPECTUS SHOULD BE RETAINED FOR FUTURE REFERENCE.

             TABLE OF CONTENTS

                                    Page

Documents Incorporated by Reference . 2
The Company . . . . . . . . . . . . . 3
Description of the Plan . . . . . . . 3
  Purpose . . . . . . . . . . . . . . 3
  Advantages to Participants  . . . . 3
  Administration  . . . . . . . . . . 4
  Eligibility . . . . . . . . . . . . 4   Dividend Reinvestment and
  Enrollment Procedures . . . . . . . 5
  Reinvestment of Dividends . . . . . 6  Direct Stock Purchase Plan
  Initial Investments and Voluntary
    Cash Payments . . . . . . . . . . 7
  Source and Price of Shares  . . . . 8
  Cost to Participants  . . . . . . . 9
Individual Retirement Account . . . . 9
Account Management  . . . . . . . . . 9
  Gift/Transfer of Shares . . . . . . 9
  Direct Registration System/
    Broker-Dealer Accounts  . . . . .10
  Sale of Shares  . . . . . . . . . .10  Prospectus - June 25, 1997
  Certificates for Shares . . . . . .11
  Share Safekeeping . . . . . . . . .11
  Closing a Plan Account  . . . . . .12
  Reports to Participants . . . . . .13
Federal Income Tax Information  . . .13
  Taxable Income and Tax Basis  . . .13
  Information Returns . . . . . . . .14
  Withholding Provisions  . . . . . .15
Employee Participation  . . . . . . .15
Other Information . . . . . . . . . .16    American Electric Power
Use of Proceeds . . . . . . . . . . .18         Company, Inc.
Experts . . . . . . . . . . . . . . .18      1 Riverside Plaza
Indemnification for Securities Act         Columbus, Ohio  43215
  Liabilities . . . . . . . . . . . .18
For Assistance Concerning the Plan  .19